UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2001

TRANSWESTERN HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-42117 (Commission File Number)	33-0560667 (IRS Employer Identification No.)

8344 Clairemont Mesa Boulevard, San Diego, CA 92111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
858-467-2800

Item 7: Financial Statements, Pro Forma Financial Information and Exhibits.

On July 12, 2001, the registrant filed a Current Report on Form 8-K to report its acquisition of WorldPages.com, Inc. (“WorldPages”). Pursuant to Item 7 of Form 8-K, the registrant indicated that it would file certain financial information no later than the date required under Item 7 of Form 8-K. This Amendment is filed to provide the required information.

(a)	Financial Statements of Business Acquired — The following financial statements of WorldPages are included herein:

•	Independent Auditors’ Report

•	Consolidated Balance Sheets as of December 31, 2000 and 1999

•	Consolidated Statements of Operations for the Years ended December 31, 2000, 1999 and 1998

•	Consolidated Statements of Changes in Stockholders Equity (Deficit) for the Years ended December 31, 2000, 1999 and 1998

•	Consolidated Statements of Cash Flows for the Years ended December 31, 2000, 1999 and 1998

•	Notes to Consolidated Financial Statements for the Years ended December 31, 2000, 1999 and 1998

•	Unaudited Consolidated Balance Sheets as of June 28, 2001 and December 31, 2000

•	Unaudited Consolidated Statements of Operations for the Periods ended June 28, 2001 and June 30, 2000

•	Unaudited Consolidated Statements of Cash Flows for the Periods ended June 28, 2001 and June 30, 2000

•	Notes to Unaudited Consolidated Financial Statements

(b)	Pro Forma Financial Statements -

•	Unaudited Condensed Pro Forma Consolidated Statements of Operations for the Year ended December 31, 2000 and the Six Months ended June 30, 2001

•	Notes and Data to Pro Forma Unaudited Consolidated Financial Statements

(c)	Exhibits -

       None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2001

TransWestern Holdings L.P.
By:	TransWestern Communications Company, Inc.
Its:	General Partner

By:	/s/Joan M. Fiorito

Name: Joan M. Fiorito
Title: Vice President, Chief Financial Officer
(Principal Financial and Accounting Officer)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
WorldPages.com, Inc.:

     We have audited the accompanying consolidated balance sheets of WorldPages.com, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of WorldPages.com, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WorldPages.com, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

St. Louis, Missouri
February 7, 2001

WORLDPAGES.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Year Ended December 31,

	2000	1999	1998

Revenues	$102,253	$49,987	$38,090

Expenses:

Printing, distribution and listings	21,982	13,440	8,670

Sales and marketing	29,168	11,464	8,976

General and administrative	44,618	20,529	16,689

Depreciation and amortization	15,753	4,695	4,190

Stock-based compensation	—	—	1,760

Income (loss) from operations	(9,268)	(141)	(2,195)

Other income (expense):

Interest expense	(5,355)	(4,766)	(1,845)

Other	(123)	75	177

Income (loss) from continuing operations before income taxes and extraordinary item	(14,746)	(4,832)	(3,863)

Income tax expense (benefit)	(2,910)	(1,465)	(91)

Net income (loss) from continuing operations before extraordinary item	(11,836)	(3,367)	(3,772)

Extraordinary item — loss on early retirement of debt, net of income tax benefit of $1,404	(2,291)	—	—

Loss from discontinued operations, net of tax benefit of $4,007 and $6,368, respectively	—	(7,378)	(7,507)

Loss on sale of discontinued operations, net of tax benefit of $8,145	—	(51,800)	—

Net loss	$(14,127)	$(62,545)	$(11,279)

Basic and diluted income (loss) per share from:

Continuing operations	$(.28)	$(.17)	$(.20)

Extraordinary early retirement of debt	(.05)	—	—

Discontinued operations	—	(.37)	(.41)

Sale of discontinued operations	—	(2.60)	—

Net income (loss) per share	$(.33)	$(3.14)	$(.61)

Weighted average common shares outstanding	42,559,843	19,955,829	18,593,947

See accompanying notes to consolidated financial statements.

WORLDPAGES.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,

	2000	1999

ASSETS

Current assets:

Cash and cash equivalents	$519	$1,315

Accounts receivable (net of allowance of $8,155 in 2000 and $4,246 in 1999)	38,358	14,223

Deferred costs	11,475	4,482

Prepaid expenses and other current assets	954	174

Total current assets	51,306	20,194

Property, plant and equipment, net	5,866	1,377

Intangible assets from business acquisitions, net	263,004	75,413

Deferred taxes	13,136	6,504

Other assets, net	1,638	5,571

Total other assets	283,644	88,865

Total assets	$334,950	$109,059

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable and accrued liabilities	$18,374	$9,447

Short-term debt and current maturities of long-term debt	61	24,000

Deposits	4,338	3,940

Other current liabilities	2,207	—

Total current liabilities	24,980	37,387

Long-term obligations:

Long-term debt	68,606	—

Total liabilities	93,586	37,387

Commitments and contingencies Stockholders’ equity (deficit):

Preferred stock, Series B $.0001 par value: 20,000,000 shares authorized; 1 share issued and outstanding	—	—

Common stock, $.0001 par value: 180,000,000 shares authorized; 47,029,545 and 20,426,753 shares issued and outstanding, respectively	4	2

Additional paid-in capital	333,255	149,438

Retained earnings (accumulated deficit)	(91,895)	(77,768)

Total stockholders’ equity	241,364	71,672

Total liabilities and stockholders’ equity	$334,950	$109,059

See accompanying notes to consolidated financial statements.

WORLDPAGES.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

	Common Stock					Retained Earnings	Total
			Preferred	Additional	Treasury	(Accumulated	Stockholders'
	Shares	Amount	Stock	Paid-in Capital	Stock	Deficit)	Equity (Deficit)

Balance, December 31, 1997	8,232,276	$1	$—	$1,314	$—	$(3,859)	$(2,544)

Issuance of stock options and warrants	—	—	—	5,862	—	—	5,862

Issuance of preferred stock	—	—	1,122	—	—	—	1,122

Initial public offering, net of offering costs	8,000,000	1	—	99,899	—	—	99,900

Issuance of stock for businesses acquired	3,861,127	—	—	39,536	—	—	39,536

Acquisition of treasury stock	(234,141)	—	—	—	(1,013)	—	(1,013)

Net loss	—	—	—	—	—	(11,279)	(11,279)

Balance, December 31, 1998	19,859,262	$2	$1,122	$146,611	$(1,013)	$(15,138)	$131,584

Stock option exercises	366,634	—	—	1,705	785	(85)	2,405

Issuance of restricted stock	58,000	—	—	—	228	—	228

Conversion of preferred stock	142,857	—	(1,122)	1,122	—	—	—

Net loss	—	—	—	—	—	(62,545)	(62,545)

Balance, December 31, 1999	20,426,753	$2	$—	$149,438	$—	$(77,768)	$71,672

Stock option exercises	1,049,481	—	—	4,001	—	—	4,001

Tax benefit of stock options	—	—	—	2,076	—	—	2,076

Conversion of 5% notes	2,863,637	—	—	19,444	—	—	19,444

Issuance of stock for businesses acquired	22,689,674	2	—	158,296	—	—	158,298

Net loss	—	—	—	—	—	(14,127)	(14,127)

Balance, December 31, 2000	47,029,545	$4	$—	$333,255	$—	$(91,895)	$241,364

See accompanying notes to consolidated financial statements.

WORLDPAGES.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,

	2000	1999	1998

Cash flows from operating activities:

Net loss	$(14,127)	$(62,545)	$(11,279)

Adjustments to reconcile net loss to net cash:

Depreciation and amortization	15,753	4,695	4,190

Stock-based compensation expense	—	—	1,760

Loss on early retirement of debt, net	2,291	—	—

Loss from discontinued operations, net	—	7,378	7,507

Loss on sale of discontinued operations	—	51,800	—

Tax benefit of stock options	2,076	—	—

Deferred tax provision	(2,910)	(3,718)	(6,459)

Changes in operating assets and liabilities:

Decrease (increase) in:

Accounts receivable, net	(5,262)	(906)	(184)

Deferred costs	(2,904)	(594)	639

Prepaid expenses and other current assets	1,502	(80)	581

Other assets, net	(202)	2,101	1,667

Increase (decrease) in:

Accounts payable and accrued liabilities	(1,485)	4,603	836

Deposits	(1,057)	—	—

Other current liabilities	304	923	706

Net cash used in continuing operating activities	(6,021)	3,657	(36)

Net cash used in discontinued operations	—	(41,370)	(8,812)

Net cash used in operating activities	(6,021)	(37,713)	(8,848)

Cash flows from investing activities:

Cash paid for businesses acquired, net of cash acquired	(10,868)	(5,262)	(83,256)

Additions to property, plant and equipment, net	(2,231)	(3,906)	(16,738)

Cash from sale of discontinued operations	—	43,127	10,000

Net cash provided by (used in) investing activities	(13,099)	33,959	(89,994)

Cash flows from financing activities:

Borrowings of long-term debt	68,672	52,883	17,000

Repayment of long-term debt	(52,372)	(62,338)	(2,979)

Deferred debt and offering costs	(1,978)	(780)	(1,218)

Proceeds from stock option exercises	4,001	1,570	—

Proceeds from common stock issuance, net of offering costs	—	—	99,900

Acquisition of treasury stock	—	—	(127)

Net cash provided by (used in) financing activities	18,323	(8,665)	112,576

Net increase (decrease) in cash and cash equivalents	(796)	(12,419)	13,734

Cash and cash equivalents-beginning of year	1,315	13,734	—

Cash and cash equivalents-end of year	$519	$1,315	$13,734

Supplemental cash flows information:

Cash paid for interest	$5,155	$3,038	$739

Cash paid for income taxes	$5	$43	$—

See accompanying notes to consolidated financial statements.

WORLDPAGES.COM, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2000, 1999 and 1998

1. Basis of Presentation

     WorldPages.com, Inc. (“WorldPages” or the “Company”), a Delaware corporation, operates a worldwide Internet directory, provides Internet services and publishes yellow pages directories in selected markets in Arizona, California, Oklahoma, Oregon, Texas, Utah and Washington. WorldPages was formerly incorporated under the name Advanced Communications Group, Inc. In February 2000, the Company changed its name to WorldPages.com, Inc. All references to WorldPages or the Company include its operations prior to the name change.

In April 1999, the Company announced certain strategic acquisitions and its intent to divest its telecommunications operations. The acquisitions were completed as purchase business combinations in February 2000, and the telecommunications operating subsidiaries were sold in November 1999. As such, prior to February 23, 2000, the financial statements included herein relate only to the operations of the parent company and Great Western Directories, the Company’s yellow pages advertising subsidiary. The financial statements include the results of YPtel Corporation, Web YP, Inc., Big Stuff, Inc. and Interactive Media Services, Inc. (the “Acquisitions” or the “Acquired Companies”) only for the period after the date of their respective acquisition (see Note 4). The Company’s telecommunications operations were sold in November 1999 and are presented as discontinued operations.

     The consolidated financial statements include the accounts of WorldPages and its wholly-owned subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents — WorldPages considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

     Property, plant and equipment — Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using the straight-line method over the respective useful lives of the assets. The estimated useful lives of the assets are: buildings and improvements — 40 years; equipment — 5 to 10 years; furniture and office equipment — 3 to 5 years; and leasehold improvements — shorter of life of lease or useful life of related asset.

     Intangible assets from business acquisitions — Intangible assets resulting from the cost of businesses acquired exceeding the fair value of net assets acquired consist principally of customer lists and goodwill. Customer lists and goodwill are amortized on a straight-line basis over their estimated useful lives of 10 years and 30 or 40 years, respectively. For the years ended December 31, 2000, 1999, and 1998, amortization expense relating to intangible assets was $14,268,000, $4,532,000 and $3,876,000, respectively. Accumulated amortization was $22,339,000, $8,408,000 and $3,876,000 at December 31, 2000, 1999 and 1998, respectively.

     Other assets, net — Other assets consist of deferred debt issuance and acquisition costs. The costs incurred in connection with obtaining debt facilities are deferred and amortized on a straight-line basis over the life of the related debt instrument. Deferred acquisition costs consists of legal, accounting and other costs related to acquisitions which are included in the purchase price and allocated to assets acquired at the time of acquisition.

     Income taxes — Income taxes are recognized during the year based on all events that have been recognized in the consolidated financial statements, with deferred taxes being provided for differences between the book basis and tax basis of assets and liabilities as measured by the enacted tax laws.

     Revenue recognition — Directory revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and substantially delivered. If the estimate of total directory costs exceeds advertising revenues for a specific region’s telephone directory, a provision is made for the entire amount of such estimated loss. Directory costs are deferred until the date that the directory is published and substantially delivered. Directory costs include all direct costs related to the publishing of a region’s telephone directory, such as publishing and distribution expenses and commissions on sales, and other sales expenses. General and administrative costs are charged to expense as incurred.

     Costs incurred in connection with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (a prototype directory). Advertising space in prototype directories is typically provided to advertisers at no cost; therefore, minimal advertising revenues are generally derived from prototype directories. Because the future economic benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. The Company had no prototype directories in the year 2000; however, one prototype directory was distributed in May 1999 in Austin, Texas. WorldPages recognized net expense of approximately $3.1 million and $0.4 million in the years ended December 31, 1999 and 1998, respectively, relating to prototype directories.

Internet revenues are derived from Web site advertising, Internet infrastructure services and licensing fees. Advertising revenues are derived from contracts for advertising or sponsorships for a fixed fee or fees from contracts based on the number of impressions displayed or clicks through provided. Advertising revenues are recognized as services are rendered. Licensing revenues are derived from WorldPages licensing its content, including its directory, to customers for use on their Web sites. Revenue earned is recognized ratably over the term of the agreements. Revenue earned above the guaranteed minimum payments is recognized ratably over the remaining term of the agreement.

The Company’s Internet infrastructure services include Web site design, production, hosting and other Internet services. Revenues from the design and production of Web sites are recognized when the construction of the customer’s web site is complete. Revenues from Web site hosting are recognized over the hosting period.

WorldPages routinely trades or barters advertising space on its web site or its print products in exchange for Internet or traditional media advertising. The Company recognizes revenues and expenses from trade or barter transactions at the estimated fair market value of the goods or services received. Barter revenue was $2.5 million, $1.7 million and $1.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Expenses from barter transactions were $2.3 million, $2.0 million and $2.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Company partners with other companies to represent WorldPages to sell WorldPages’ Internet infrastructure services under revenue sharing agreements. Under such programs, the Company records only its portion of the total revenues generated by its partners according to the terms of the agreement and in accordance with its other revenue recognition policies.

     Stock-based compensation — WorldPages has elected to follow the intrinsic value method and has included in these financial statements pro forma disclosures of net loss and net loss per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by WorldPages prior to January 1, 1997.

     Preferred Stock — In connection with the acquisition of YPtel, the Company issued one share of Class B Voting Preferred Stock to a voting trust. The Class B Voting Preferred Stock allows holders of shares that are exchangeable into WorldPages common stock to vote the equivalent number of shares in WorldPages common stock as if they owned WorldPages common stock directly. The exchangeable shares are exchangeable into WorldPages common stock on a one for one basis. The Company considers the exchangeable shares to be common stock equivalents outstanding because they have substantially the same rights as common stock. Included in common stock outstanding at December 31, 2000, are 2,957,381 of exchangeable shares that are represented by the Class B Voting Preferred Stock. The preferred stock was established to allow the acquisition of YPtel to be completed on a tax deferred basis to all former YPtel stockholders.

     Net earnings (loss) per share — Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts is anti-dilutive, the effect of such securities is not given consideration. A reconciliation of shares used in the calculation of Basic EPS and Diluted EPS and the calculated amounts of earnings per share follows:

	2000	1999	1998

Shares outstanding — beginning of period	20,426,753	19,859,262	8,232,276

Weighted average number of common shares issued	22,133,090	96,567	10,361,671

Weighted average number of common shares outstanding — end of period	42,559,843	19,955,829	18,593,947

Dilutive effect of conversion of stock options, warrants and convertible debt	—	—	—

Diluted shares outstanding	42,559,843	19,955,829	18,593,947

Net loss from continuing operations(in thousands)	$(11,836)	$(3,367)	$(3,772)

Basic and diluted earnings per common share	$(.28)	$(.17)	$(.20)

In calculating Diluted EPS for the years ended December 31, 2000, 1999, and 1998, options and warrants to purchase 3,834,373; 3,806,523; and 3,960,312, respectively, shares of common stock were outstanding as of the end of the year but were not included in the computation of Diluted EPS due to their anti-dilutive effect.

     Fair value of financial instruments — WorldPages’ financial instruments include cash, short-term trade receivables and payables, deposits and long-term debt. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its short-term and long-term debt obligations approximate fair value.

     Impairment of long-lived assets and long-lived assets to be disposed of — Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

     Comprehensive income — For the years ended December 31, 2000, 1999, and 1998, WorldPages did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

     Reclassifications — Certain amounts presented in the 1999 consolidated financials statements have been reclassified to conform to the 2000 presentation.

3. Discontinued Operations

     In November 1999, WorldPages sold four of its wholly-owned subsidiaries that provided telecommunications services to Ionex Telecommunications for $42.6 million, net of closing adjustments for working capital and property, plant and equipment balances.

     As a result of the divestiture, the results of all the telecommunications segment from the date of the announcement (April 1999) are classified as discontinued operations in the accompanying consolidated financial statements. Revenues from the discontinued telecommunications segment were $86.2 million and $59.6 million in 1999 and 1998, respectively. Net losses from the discontinued telecommunications operations were $7.4 million, net of an income tax benefit of $4.0 million in 1999, and $7.5 million, net of an income tax benefit of $6.4 million in 1998.

     WorldPages recorded a loss on the sale of the discontinued telecommunications operations of $51.8 million in 1999. The loss on the sale of the discontinued operations includes operating losses incurred through the completion of the sale, transaction costs, exit costs of leased facilities, employee severance and termination costs, and proceeds from the sale. The loss is recorded net of an income tax benefit of $8.1 million.

4. Acquisitions

In February 2000, WorldPages.com acquired all of the outstanding stock of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. for 20,606,363 newly issued shares of common stock. YPtel Corporation is the parent of Pacific Coast Publishing, Ltd., an independent yellow pages publisher located in Tacoma, Washington. Web YP maintains and operates the Web site www.worldpages.com, an Internet directory. Big Stuff provides graphics and production services to independent yellow pages publishers. After combining these companies with its existing business, WorldPages operates a worldwide Internet directory and produces print yellow pages directories in 41 markets in 7 states. The acquisitions are accounted for using the purchase method of accounting. The aggregate purchase price of $151.7 million has been allocated to the estimated fair value of assets and liabilities acquired, and the excess of $180.2 million has been allocated to goodwill.

The purchase price was allocated to the fair value of the net assets acquired as follows:

(In thousands)

Accounts receivable, net	$16,271

Other current assets	6,182

Property and equipment	1,460

Deferred taxes	1,735

Accounts payable and accrued liabilities	(11,730)

Long-term debt	(42,361)

Intangible assets	180,163

Total purchase price	$151,720

     In connection with the acquisitions, Richard O’Neal, WorldPages’ chairman and chief executive officer, and the other 5% note holders, converted their $15.8 million of notes and accrued interest owed by WorldPages into 2,863,637 shares of WorldPages’ common stock in exchange for the indebtedness. The conversion resulted in a loss of $2.3 million, net of a $1.4 million income tax benefit, and has been treated as an extraordinary loss on the early retirement of debt in the accompanying financial statements.

In April 2000, WorldPages acquired all of the outstanding common stock of Interactive Media Services, Inc., including its operating subsidiary ChoiceContent.com, for 2,083,311 newly issued shares of WorldPages common stock valued at $16.2 million and $5.3 million in cash. Interactive Media is a multimedia content provider located in Wichita, Kansas. The purchase price has been allocated to the estimated fair value of assets and liabilities acquired (net working capital — $(.8) million; property and equipment — $1.9 million; and long-term debt — $(1.0) million) and the excess of $21.4 million has been allocated to goodwill.

The following pro forma information presents the results of operations as if the acquisitions had occurred as of January 1, 1999. This pro forma information is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of operations.

(In thousands, except per share data)

	Year Ended December 31,

	2000	1999

Total revenues	$117,288	$92,248

Operating income (loss)	$(8,043)	$(11,177)

Net income (loss) from continuing operations	$(12,244)	$(18,328)

Income (loss) per share from continuing operations	$(.26)	$(.40)

5. Property, Plant and Equipment

     Property, plant and equipment consisted of the following at December 31, 2000 and 1999:

(In thousands)	2000	1999

Land and buildings	$549	$544

Leasehold improvements	821	387

Computers and software	8,691	1,529

Furniture and office equipment	2,270	354

	12,331	2,814

Less accumulated depreciation	(6,465)	(1,437)

	$5,866	$1,377

6. Long-term Debt

     The carrying amount of long-term debt, which approximates fair value, consisted of the following at December 31, 2000 and 1999:

(In thousands)

	2000	1999

Borrowings under revolving line of credit, variable interest, 9.5% and 9.25% at December 31, 2000 and 1999, respectively	$48,414	$7,000

5% Convertible Debentures due February 23, 2006	20,000	—

5% Notes, due February 18, 2000, interest due annually (related parties)	—	15,000

10% Convertible Notes, due February 18, 2000, interest due annually (related parties)	—	2,000

Other	253	—

	68,667	24,000

Less short-term borrowings and current maturities	61	(24,000)

	$68,606	$—

     The weighted average interest rates at December 31, 1999 for short-term borrowings was 8.2%.

          In February 2000, in connection with the closing of its acquisitions of YPtel Corporation, Big Stuff, Inc. and WebYP, Inc., WorldPages replaced its prior credit facility with a financing package consisting of a senior revolving loan of $60.0 million with Bank of America, N.A. and $20.0 million of 5% convertible debentures issued to institutional investors led by funds managed by Palladin Group, L.P. Approximately $53.0 million of the financing package has been used to refinance existing indebtedness of companies acquired. At December 31, 2000, the Company had $11.6 million available under its senior revolving loan facility. The senior revolving loan facility bears interest at LIBOR plus a spread of 1.5% to 3.5% (9.5% at December 31, 2000) or the prime rate plus a spread of up to 1.25% (9.9% at December 31, 2000) depending on the Company’s leverage ratio as defined. The facility expires in February 2005, requires commitment fees of .5% on the unused portion of the facility and is subject to various restrictions and the maintenance of certain financial ratios.

          The 5% convertible debentures, which are subordinated to WorldPages’ senior debt, are due in February 2006. The debentures are convertible into shares of WorldPages’ common stock at a conversion price that is subject to adjustment at the end of every six-month period during the first two years of the term of the debentures. The maximum amount of additional shares issuable upon reset of the conversion price is 400,000 shares, subject to adjustments in the event of any stock splits, stock dividends, or other dilutive events with respect to shares of common stock. The holders of the debentures also received warrants to purchase 572,350 shares of WorldPages’ common stock at an exercise price of $18.47 per share. The Company has provided to the debenture holders its calculation of the adjustment applicable to the six month period ended August 23, 2000, which provides for the maximum adjustment of 1,679,884 shares issuable upon conversion. Holders of the debentures have asserted that the maximum adjustment provision is not applicable to this calculation and therefore the first adjustment should result in approximately 5,096,000 shares issued upon conversion. The Company believes that the interpretation of the holders is incorrect. There can be no assurance that this disagreement, which would also affect the calculation of future resets, can be resolved amicably.

The Company utilizes an interest rate cap agreement to reduce the impact of increases in interest rates on its floating rate debt. The interest rate cap agreement expires in March 2002 and entitles the Company to receive from a counterparty an amount, if any, by which the three-month LIBOR interest rate exceeds the strike rate stated in the agreement. The interest rate cap has a notional amount of $25.0 million and a strike rate of 6.9%. Any amounts received related to the agreement are recorded as adjustments to interest expense.

     Included in short-term and long-term debt at December 31, 1999, are notes totaling $14,803,000 that were due to directors and members of management. For the years ended December 31, 1999 and 1998, WorldPages recognized interest expense of $768,000 and $709,000, respectively, relating to these notes.

7. Income Taxes

     The provision for income tax expense (benefit) related to continuing operations consisted of the following:

(In thousands)	2000	1999	1998

Current:

Federal	$—	$—	$—

State	—	—	—

	—	—	—

Deferred:

Federal	(2,669)	(1,230)	(84)

State	(241)	(235)	(7)

	(2,910)	(1,465)	(91)

Income tax expense (benefit)	$(2,910)	$(1,465)	$(91)

     Significant components of deferred tax assets and liabilities at December 31, 2000 and 1999 were:

(In thousands)	2000	1999

Deferred tax assets:

Property and equipment depreciation	$35	$108

Reserves and accruals	1,055	172

Net operating loss carryforwards	21,258	16,555

	22,348	16,835

Deferred tax liabilities:

Intangible assets	(8,907)	(10,158)

Deferred costs	(2,111)	(1,701)

Property and equipment depreciation	—	—

	(11,018)	(11,859)

Net deferred tax asset (liability)	$11,330	$4,976

     The benefit for income taxes reconciles to the amount computed by applying the statutory federal tax rate of 34% as follows:

	2000	1999	1998

(In thousands)

Computed expected tax benefit	$(5,014)	$(1,643)	$(1,313)

Non-deductible goodwill and intangibles	2,210	317	1,227

State income tax benefit	(158)	(155)	(5)

Other	52	16	—

	$(2,910)	$(1,465)	$(91)

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion, or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Net operating loss carryforwards of $58,512,000 expire in 2017 through 2020. Management believes that WorldPages will generate sufficient taxable income to utilize all net operating loss carryforwards and deductible temporary differences prior to their expiration.

8. Stock Options and Warrants

     In connection with various transactions, WorldPages issued various common stock warrants that allow the holder to purchase shares of common stock at defined exercise prices. As of December 31, 2000 and 1999, 2,321,777 and 1,674,427, respectively, of such warrants were issued and outstanding.

     WorldPages has an employee incentive stock option plan that allows WorldPages to grant key employees incentive and non-qualified stock options to purchase up to 3,500,000 shares of WorldPages’ common stock at not less than the market price on the date of the grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period but not later than ten years from the date of the grant.

     WorldPages also has a Non-Employee Director stock option plan, approved by the stockholders, under which WorldPages grants an option to purchase 15,000 shares of common stock to each director who is neither an officer of WorldPages nor compensated under any employment or consulting arrangements (Non-Employee Director) upon their initial appointment as director and an additional option to purchase 5,000 shares upon each subsequent re-election to director. Under the plan, the option exercise price is the fair market value of WorldPages’ common stock on the date of the grant, and the options are exercisable immediately.

     A summary of the stock option and warrant transactions under the plans for the years ended December 31, 2000, 1999 and 1998, is as follows:

	2000		1999		1998

	Average	Number of	Average	Number of	Average	Number of
	Price	Shares	Price	Shares	Price	Shares

Options and warrants outstanding at beginning of year	$7.34	3,806,523	$6.96	3,960,312	$8.76	2,288,640

Options and warrants granted	$9.04	1,678,631	$7.50	393,961	$9.89	4,116,172

Options and warrants exercised	$3.81	(1,049,481)	$4.28	(366,634)	$—	—

Options and warrants canceled	$5.18	(601,300)	$5.56	(181,116)	$13.57	(2,444,500)

Options and warrants outstanding at end of year	$9.39	3,834,373	$7.34	3,806,523	$6.96	3,960,312

Exercisable at end of year		2,941,482		3,110,826		1,580,377

     Other information regarding stock options and warrants outstanding as of December 31, 2000, is as follows:

	Options and Warrants Outstanding			Options and
				Warrants Exercisable
		Remaining
Range of Exercise	Number of	Contractual Life	Weighted Average	Number of	Weighted Average
Price	Options	(years)	Exercise Price	Options	Exercise Price

$2.44-$4.50	1,091,593	8.8	$2.94	329,510	$3.19

$4.50-$6.61	1,062,214	7.1	$6.62	984,337	$6.63

$6.96-$13.00	101,461	8.3	$9.93	55,488	$10.58

$14.00-$15.69	1,579,105	4.3	$15.67	1,572,147	$15.67

$2.50-$15.69	3,834,373	6.5	$9.39	2,941,482	$11.15

     WorldPages accounts for the option plans using the intrinsic value method. Under such method, no compensation expense has been recognized relating to the stock options. Pro forma net earnings and net earnings per common share in the following table were prepared as if WorldPages had accounted for its stock options under the fair market value method.

	2000	1999	1998

Net loss from continuing operations — pro forma (in thousands)	$14,434	$9,024	$6,059

Net loss per share — pro forma	$0.34	$0.45	$0.33

     For the pro forma disclosures, the fair value of each option and warrant grant is estimated at the date of the grant using an option pricing model with the following assumptions: no expected dividends; risk-free interest rates of 6.0%; price volatility of 50%; and expected lives of four years.

     On December 13, 1998, WorldPages’ Board of Directors approved the re-pricing of approximately 2,125,000 options granted to key employees with a weighted-average exercise price of $13.53. Under the terms of the re-pricing, holders of the affected options received one new option for each two existing options. The new options have an exercise price of $4.50 per share, which represents the fair market value of WorldPages’ stock on December 14, 1998.

     In connection with certain acquisitions and its IPO in 1998, WorldPages issued warrants to purchase 756,078 shares of common stock at $6.61 per share and options to purchase 598,500 shares of common stock at $14.00 per share (the IPO price). The aggregate fair value of these options and warrants was determined to be $4,101,000 on the date of grant, and was recorded as a component of the purchase price of the related acquisitions.

9. Benefit Plans

     WorldPages has a stock purchase plan whereby eligible employees may elect to invest up to 10% of their salary and WorldPages contributes an amount equal to 15% of each participant’s contribution. WorldPages also has a 401(k) plan whereby eligible employees may elect to contribute a portion of their salary and WorldPages contributes an amount equal to 50% of employee contributions up to 6% of the employee’s base salary. WorldPages recognized expense of $336,000 in 2000; $482,000 in 1999; and $281,000 in 1998; relating to these plans.

10. Leases

     Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2003. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 2000, 1999, and 1998 was $2,977,000, $2,153,000 and $1,370,000, respectively. At December 31, 2000, WorldPages’ future minimum rental payments due under noncancelable operating leases were as follows: $2,317,000 in 2001; $2,011,000 in 2002; $1,318,000 in 2003; $794,000 in 2004; $219,000 in 2005; and $0 thereafter.

11. Commitments and Contingencies

     In November 1999, the Company sold its telecommunications operations to Ionex Telecommunications, Inc. Subsequent to the sale, Ionex has made various assertions and claims for indemnification relating to certain representations and warranties made by the Company in the related purchase and sale agreement. The Company has rejected responsibility for certain of these claims or has notified Ionex that its claim for indemnification is without merit. Ionex has not taken any legal action against the Company with respect to rejected claims. In the event Ionex takes any legal action, the Company intends to vigorously defend the matter.

     Additionally, WorldPages is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against WorldPages. WorldPages’ management believes that any resulting liability will not materially affect WorldPages’ financial position, liquidity or results of operations.

12. Reportable Segments

     WorldPages considers its print directory operations and its Internet operations as its only reportable segments. The print operations provide advertising in print yellow pages directories in various markets in Arizona, California, Oklahoma, Oregon, Texas, Utah and Washington. The Internet business operates an online directory, licenses audio and Internet content, provides Internet services and Internet advertising solutions.

     Accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. The Company evaluates the performance of its operating segments based on operating profit (loss), which is defined as: net sales, less cost of sales, less sales and marketing costs, less general and administrative expenses, and less depreciation and amortization. Segment assets consist primarily of customer receivables and fixed assets directly associated with the production processes of the segment. Segment assets also include goodwill. Segment depreciation and amortization is based upon the direct assets listed above. Corporate assets consist primarily of deferred taxes, prepaid expenses and other assets and cash balances.

(In thousands)

	2000	1999	1998

Revenue:

Print	$92,679	$49,987	$38,090

Internet	9,574	—	—

Corporate — reconciliation to consolidated total	—	—	—

Total	$102,253	$49,987	$38,090

Income (loss) from operations:

Print	$5,531	$2,232	$1,633

Internet	(11,423)	—	—

Corporate — reconciliation to consolidated total	(3,376)	(2,373)	(3,828)

Total	$(9,268)	$(141)	$(2,195)

Identifiable assets, net:

Print	$264,086	$95,423	$87,428

Internet	55,783	—	—

Corporate — reconciliation to consolidated total	15,081	13,636	100,194

Total	$334,950	$109,059	$187,622

Capital expenditures, net:

Print	$561	$100	$285

Internet	1,481	—	—

Corporate — reconciliation to consolidated total	189	2,906	16,453

Total	$2,231	$3,906	$16,738

Corporate assets and capital expenditures for 1998 include net assets held for sale and capital expenditures related to the discontinued telecommunications operations. Prior to November 1999, WorldPages had reported its telecommunications operations as another segment. The telecommunications operations provided local, long distance and other telecommunications services to customers in service areas of Southwestern Bell and Qwest. The different telecommunications services were aggregated and classified as one reportable segment because they were considered one segment in assessing performance and allocation of resources. The telecommunications segment was sold in November 1999 and has been presented as discontinued operations in the accompanying consolidated financial statements.

     WorldPages’ corporate costs include, but are not limited to, executive salaries, salaries of shared administrative personnel and the direct costs of company-wide programs. These costs have not been allocated to the directory and Internet segments.

13. Quarterly Financial Information (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

	(In thousands, except per share information)
2000

Revenues	$22,793	$43,970	$13,334	$22,156	$102,253

Operating income (loss)	2,533	4,310	(9,365)	(6,746)	(9,268)

Net income (loss) from continuing operations before extraordinary item	613	375	(8,002)	(4,822)	(11,836)

Net loss from extraordinary item — early retirement of debt	(2,291)	—	—	—	(2,291)

Net loss	(1,678)	375	(8,002)	(4,822)	(14,127)

Net income (loss) per common share from continuing operations	0.02	0.01	(0.17)	(0.10)	(0.28)

Net loss per common share from extraordinary item	(0.08)	—	—	—	(0.05)

Net loss per share	(0.06)	0.01	(0.17)	(0.10)	(0.33)

Common shares used in per share calculation	30,073	46,082	46,780	46,967	42,560

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total

	(In thousands, except per share information)
1999

Revenues	$18,743	$14,481	$9,113	$7,650	$49,987

Operating income (loss)	3,391	(1,126)	(537)	(1,869)	(141)

Net income (loss) from continuing operations	1,031	(1,250)	(2,181)	(967)	(3,367)

Net loss from discontinued operations	(7,378)	—	—	—	(7,378)

Net loss on sale of discontinued operations	(51,800)	—	—	—	(51,800)

Total net loss	(58,147)	(1,250)	(2,181)	(967)	(62,545)

Net income (loss) per common share from continuing operations	0.05	(0.06)	(0.11)	(0.05)	(0.17)

Net loss per common share from discontinued operations	(0.37)	—	—	—	(0.37)

Net loss per common share from sale of discontinued operations	(2.60)	—	—	—	(2.60)

Total net loss per share	(2.93)	(0.06)	(0.11)	(0.05)	(3.14)

Common shares used in per share calculation	19,859	19,859	19,968	20,134	19,956

WorldPages.com, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, except share data)

	June 28, 2001	December 31, 2000
	(Unaudited)	(Audited)

Assets

Current Assets:

Cash and cash equivalents	$—	$519

Accounts receivable (net of allowance of $9,073 in 2001 and $8,155 in 2000)	55,289	38,358

Deferred costs	6,516	11,475

Prepaid expenses and other current assets	519	954

Total Current Assets	62,324	51,306

Property, plant and equipment, net	5,404	5,866

Intangible assets from business acquisitions, net	255,141	263,004

Deferred taxes	10,063	13,136

Other assets, net	1,725	1,638

Total Other Assets	272,333	283,644

Total Assets	$334,657	$334,950

Liabilities and Stochholders’ Equity

Current Liabilities:

Accounts payable and accrued liabilities	$16,907	$18,374

Short-term debt and current maturities of long-term debt	701	61

Deposits	1,953	4,338

Other current liabilities	1,921	2,207

Total Current Liabilities	21,482	24,980

Long-term obligations:

Long-term debt	73,414	68,606

Total Liabilities	94,896	93,586

Commitments and contingencies

Stockholders’ equity:

Preferred stock, Series B $.0001 par value:

20,000,000 shares authorized, 1 share issued and outstanding	—	—

Common Stock, $.0001 par value: and 180,000,000 shares authorized; 47,029,545 and 47,029,545 shares issued and outstanding respectively	4	4

Additional paid-in capital	333,576	333,255

Accumulated deficit	(93,819)	(91,895)

Total Stockholders’ Equity	239,761	241,364

Total Liabilities and Stockholders’ Equity	$334,657	$334,950

WorldPages.com, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, except share data)

	Period from
	January 1, 2001 to	Six Months Ended
	June 28, 2001	June 30, 2000

	Unaudited
Net Revenues	$79,064	$66,763

Cost of Sales	19,209	14,389

Gross Profit	59,855	52,374

Operating Expenses:

Sales and Marketing	20,113	15,794

General and Administrative	28,124	23,296

Depreciation and Amortization	8,778	6,441

Total Operating Expenses	57,015	45,531

Income from operations	2,840	6,843

Other (expense), net	(8)	(119)

Interest Expense	(2,954)	(2,498)

Income (loss) from continuing operations before income taxes and extraordinary item	(122)	4,226

Income tax expense	1,801	3,238

Income (loss) from continuing operations before extraordinary item:	(1,923)	988

Extraordinary items:

Loss on early extinguishment of debt, net of income tax benefit of $1,404	—	(2,291)

Net loss	$(1,923)	$(1,303)

Basic and diluted earnings (loss) per share from:

Continuing operations	$(0.04)	$0.03

Early extinguishment of debt	—	(0.06)

Net loss per share	$(0.04)	$(0.03)

Average Shares outstanding	47,029,545	37,116,000

WorldPages.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Period from January 1, 2001 to June 28, 2001	Six Months Ended June 30, 2000

	Unaudited
Cash flows from operating activities:

Net loss	$(1,923)	$(1,303)

Adjustments to reconcile net loss to net cash used in operations:

Loss on early retirement of debt, net	—	2,291

Depreciation and amortization	8,778	6,441

Provision for deferred taxes	3,073	3,633

Changes in operating assets and liabilities:

Decrease (increase) in:

Accounts receivable, net	(16,931)	(17,777)

Deferred costs	4,959	9,206

Prepaid expenses and other current assets	435	(657)

Other assets	(87)	(7,866)

Increase (decrease) in:

Accounts payable and accrued liabilities	(1,467)	5,658

Other current liabilities and deposits	(2,671)	(9,420)

Cash used in operations	(5,834)	(9,794)

Cash flows from investing activities:

Cash (paid for) from businesses acquired (disposed), net	—	(5,899)

Additions to property, plant and equipment, net	(454)	(95)

Cash used in investing activities	(454)	(5,994)

Cash flows from financing activities:

Borrowings of long-term debt	5,448	64,597

Repayment of long-term debt	—	(52,477)

Proceeds from stock option exercises	321	3,161

Cash provided by financing activities	5,769	15,281

Net decrease in cash and cash equivalents	(519)	(507)

Cash and cash equivalents — beginning of period	519	1,315

Cash and cash equivalents — end of period	$—	$808

WORLDPAGES.COM, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD ENDED JUNE 28, 2001 AND FOR THE SIX MONTHS ENDED JUNE 30, 2000
(Unaudited)

1. INTERIM RESULTS

     The financial statements contained herein are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments that are necessary for fair presentation of the results of the interim periods presented. Reference is made to the footnotes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

2. BASIS OF PRESENTATION

     WorldPages.com, Inc. (“WorldPages” or the “Company”), a Delaware corporation, is an independent yellow pages directory publisher in selected markets in Arizona, California, Oklahoma, Oregon, Texas, Utah and Washington. The actual financial statements included herein relate only to the operations of the parent company and Great Western Directories, the Company’s yellow pages advertising subsidiary, prior to February 22, 2000, and include the results of YPtel Corporation, Web YP, Inc., Big Stuff, Inc. and Interactive Media Services, Inc. (the “Acquisitions” or the “Acquired Companies”) only for the period after the date of their respective acquisition. All inter-company accounts have been eliminated in consolidation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INTANGIBLE ASSETS FROM BUSINESS ACQUISITIONS — Intangible assets resulting from the cost of businesses acquired exceeding the fair value of net assets acquired consist principally of the customer lists and goodwill. The value of customer lists and their estimated useful lives were determined using independent appraisals. Customer lists and goodwill are amortized on a straight-line basis over their estimated useful lives ranging from 10 years and 10 to 40 years, respectively. For the six months ended June 30, 2001 and 2000, amortization expense relating to intangible assets was $7.9 million and $5.7 million, respectively.

     REVENUE RECOGNITION — Directory revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and substantially delivered. If the estimate of total directory costs exceeds advertising revenues for a specific region’s telephone directory, a provision is made for the entire amount of such estimated loss. Directory costs are deferred until the date that the directory is published and substantially delivered. Directory costs include all direct costs related to the publishing of a region’s telephone directory, such as publishing and distribution expenses and commissions on sales, and other sales expenses. General and administrative costs are charged to expense as incurred.

     Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (“prototype directory”). Advertising space in prototype directories is typically provided to advertisers at no cost; therefore, minimal advertising revenues are generally derived from prototype directories. Because the future economic benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. The Company had no prototype directories for the periods ended June 30, 2001 and 2000.

     Internet revenues are derived from Web site advertising, Internet infrastructure services and licensing fees. Advertising revenues are derived from contracts for advertising or sponsorships for a fixed fee or fees from contracts based on the number of impressions displayed or clicks through provided. Advertising revenues are recognized as services are rendered. Licensing revenues are derived from WorldPages licensing its content, including to its directory, to customers for use on their Web sites. Guaranteed minimum payments are recognized ratably over the term of the agreements. Revenue earned above the guaranteed minimum payments is recognized ratably over the remaining term of the agreement.

     The Company’s Internet infrastructure services include Web site design, production, hosting and other Internet services. Revenues from the design and production of web sites are recognized when the construction of the customer’s web site is complete. Revenues from Web site hosting are recognized over the hosting period.

     WorldPages routinely trades or barters advertising space on its web site or its print products in exchange for Internet or traditional media advertising. The Company recognizes revenues and expenses from trade or barter transactions at the estimated fair market value of the goods or services received. Additionally, the Company partners with other companies to represent WorldPages to sell WorldPages’ Internet infrastructure services under revenue sharing agreements. Under such programs, the Company records only its portion of the total revenues generated by its partners according to the terms of the agreement and in accordance with its other revenue recognition policies.

     USE OF ESTIMATES — The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. LONG-TERM DEBT

     In February 2000, in connection with the closing of its acquisitions of YPtel Corporation, Big Stuff, Inc., and WebYP, Inc., WorldPages replaced its prior credit facility with a financing package consisting of $60.0 million of a senior revolving loan with Bank of America, N.A. and $20.0 million of 5% convertible debentures issued to institutional investors led by funds managed by Palladin Group, L.P. At June 30, 2000, the Company had $6.6 million available under its senior revolving loan facility. The senior revolving credit facility bears interest at LIBOR plus a spread of 1.5% to 3.5% or the prime rate plus a spread of up to 1.25%. The facility expires in February 2005 and requires commitment fees of .5% on the unused portion of the facility.

     The convertible debentures, which are due in February 2006, are convertible into shares of WorldPages’ common stock at a conversion price that is subject to reset at the end of every six-month period during the first two years of the term of the debentures. The holders of the debentures also received warrants to purchase 572,350 shares of WorldPages’ common stock at an exercise price of $18.47 per share.

     On April 26, 2001 WorldPages entered into an Amendment Agreement (the “Amendment Agreement”) with holders of its convertible debentures. The Amendment Agreement arises from a dispute (the “Dispute”) between the Company and the holders as to the maximum amount of additional shares issuable upon conversion of the Debentures under the conversion price reset provision contained in the Debentures. Pursuant to the Amendment Agreement, the holders and the Company have agreed not to commence litigation (the “Litigation Standstill”) in connection with the dispute on or before December 31, 2001 and to waive the August 2001 reset provided for under the debentures in each case unless (i) an Event of Default (under the Debentures, as modified by the Amendment Agreement) has occurred or exists (ii) the Company discontinues active efforts to engage in a transaction that will result in the sale of the Company, (iii) the Company fails to publicly announce on or before October 1, 2001 that it has reached an agreement in principle which will result in the sale of the Company or to consummate such sale by December 31, 2001 or (iv) the Company fails to redeem for cash the full outstanding principal amount of the Debentures on or before December 31, 2001 and satisfy certain related conditions. In addition, the parties agreed that the holders may convert their Debentures into an aggregate of up to 2,679,000 shares (the “Initial Agreed Amount”) of the Company’s common stock at any time at the conversion price then in effect and that this aggregate amount shall increase to 4,500,000 shares (the “Increased Agreed Amount”) of the Company’s common stock if the Company fails to satisfy any of the Litigation Standstill conditions. If the Litigation Standstill conditions are not satisfied, the holders would be entitled to assert that they are entitled to convert the Debentures into more shares than the Increased Agreed Amount and the Company would be entitled to defend against such claim. The parties have further agreed that the conversion price currently in effect is $3.875. The Amendment Agreement also provides for a reduction in the redemption/put premium payable to the holders on the outstanding principal amount of debentures (not theretofore converted) upon a sale of the Company on or before December 31, 2001, from 110% to 109% of such outstanding principal amount In addition, the Amendment Agreement provides that the Company may redeem the Debentures, at any time at a redemption price equal to 109% of the outstanding principal amount of the Debentures, subject to the right of the holders to exercise their conversion rights prior to the redemption date and to the satisfaction of certain other conditions. The Amendment Agreement also provides that the holders shall, subject to certain conditions and exceptions, permanently waive their rights to commence litigation for any reason if (i) the Company shall have complied with the original Debenture documents and the Amendment Agreement through December 31, 2001 and no Event of Default has occurred or exists (ii) the Company shall have redeemed in cash the full outstanding principal amount of the Debentures on or before December 31, 2001 and certain related conditions are satisfied. There can be no assurance that the Litigation Standstill conditions will be satisfied.

5. SUBSEQUENT EVENTS

     On June 28, 2001, TransWestern Publishing Company LLC purchased the outstanding stock and assumed the debt of Worldpages for approximately $216.0 million.

Pro Forma Financial Statements

The following unaudited condensed pro forma consolidated statements of operations have been derived by giving effect to the acquisition of Worldpages.com, Inc. (“Worldpages”) by TransWestern Publishing Company LLC (the “Company”) using the purchase method of accounting as if the acquisition had occurred on January 1, 2000.

The unaudited pro forma statements of operations for the year ended December 31, 2000 includes the historical statements of operations for both the Company and Worldpages for the year ended December 31, 2000. The unaudited pro forma statements of operations for the six months ended June 30, 2001 includes (i) the historical statement of operations for the six-months ended June 30, 2001 for the Company and (ii) the historical statement of operations for the period from January 1, 2001 through June 28, 2001 (acquisition date) for Worldpages.

These pro forma statements of operations reflect estimates of certain cost savings that management has identified related to the elimination of duplicative costs for functional areas, facilities and certain business activities. As part of the acquisition cost of Worldpages, the Company recorded a liability pursuant to EITF 95-3 Recognition of Liabilities in Connection with a Purchase Business Combination. The Company has included certain cost savings related to the liabilities recorded at the acquisition date. The Company anticipates substantially completing the restructuring plan by October 31, 2001. However, the pro forma statements do not reflect certain other potential cost savings described in the notes to the pro forma financial statements that management believes should be achieved as a result of expected synergies. Actual cost savings achieved by the Company may vary considerably from the estimates discussed above.

The following unaudited pro forma financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the transaction been consummated on the date described above, nor are they necessarily indicative of the Company’s future results of operations. The unaudited pro forma financial data and the related notes should be read in conjunction with the Company’s audited and unaudited financial statements included in the Company’s Form 10-K for the year ended December 31, 2000 and it’s Quarterly Report on Form 10-Q for the six months ended, June 30, 2001 and the audited financial statements of Worldpages for the year ended December 31, 2000, and the unaudited financial statements for the period January 1, 2001 to June 28, 2001 included in this Report.

TransWestern Holdings L.P.
Condensed Pro Forma Consolidated Statements of Operations
(unaudited, in thousands)

	TransWestern	WorldPages
	Year Ended December 31,	Year Ended December 31,	Pro Forma		Pro Forma
	2000	2000	Adjustments		Combined

Net Revenues	$177,346	$102,253	$(2,487	)(a)	$277,112

Cost of Sales	33,302	21,982	(341	)(a)	54,943

Gross Profit	144,044	80,271	(2,146)		222,169

Operating Expenses:

Sales and Marketing	72,927	29,168	(5,877	)(a)	96,218

General and Administrative	14,785	44,618	(6,902	)(a)	49,073
			(3,428	)(b)

Depreciation and Amortization	27,854	15,753	29,130	(c)	72,737

Recapitalization transaction costs	—	—			—

Contribution to equity compensation plan	—	—			—

Total Operating Expenses	115,566	89,539	12,923		218,028

Income (loss) from operations	28,478	(9,268)	(15,069)		4,141

Other income (expense), net	418	(123)	114	(a)	409

Interest Expense	(31,097)	(5,355)	(11,956	)(d)	(48,408)

Loss from continuing operations before income taxes	(2,201)	(14,746)	(26,911)		(43,858)

Income tax expense (benefit)	254	(2,910)	—		(2,656)

Loss from continuing operations	$(2,455)	$(11,836)	$(26,911)		$(41,202)

Loss from operations allocated to General Partner Units	$(42)	$(204)			$(709)

Loss from operations allocated to Limited Partner Units	$(2,413)	$(11,632)			$(40,493)

Loss from operations per General Partner Unit	$(4.3)	$(20.8)			$(72.3)

Loss from operations per Limited Partner Unit	$(1.2)	$(7.8)			$(23.1)

TransWestern Holdings L.P.
Condensed Pro Forma Consolidated Statements of Operations
(unaudited, in thousands)

		WorldPages
	TransWestern	Period from
	Six Months Ended	January 1, 2001 to	Pro Forma		Pro Forma
	June 30, 2001	June 28, 2001	Adjustments		Combined

Net Revenues	$95,131	$79,064	$(2,364	)(a)	$171,831

Cost of Sales	19,399	19,209	(231	)(a)	38,377

Gross Profit	75,732	59,855	(2,133)		133,454

Operating Expenses:

Sales and Marketing	45,007	20,113	(2,269	)(a)	62,851

General and Administrative	10,188	28,124	(5,165	)(a)	31,440
			(1,707	)(b)

Depreciation and Amortization	15,509	8,778	11,119	(c)	35,406

Recapitalization transaction costs	15,371	—			15,371

Contribution to equity compensation plan	5,189	—			5,189

Total Operating Expenses	91,264	57,015	1,978		150,257

Income (loss) from operations	(15,532)	2,840	(4,111)		(16,803)

Other income (expense), net	747	(8)	(2	) (a)	737

Interest Expense	(15,942)	(2,954)	(5,476	) (d)	(24,372)

Loss from continuing operations before income taxes	(30,727)	(122)	(9,589)		(40,438)

Income tax expense	112	1,801	—		1,913

Loss from continuing operations	$(30,839)	$(1,923)	$(9,589)		$(42,351)

Loss from operations allocated to General Partner Units	$(530)	$(33)			$(728)

Loss from operations allocated to Limited Partner Units	$(30,309)	$(1,890)			$(41,623)

Loss from operations per General Partner Unit	$(54.1)	$(3.4)			$(74.3)

Loss from operations per Limited Partner Unit	$(15.9)	$(0.1)			$(19.9)

TransWestern Holdings L.P.
Notes and Data to Unaudited Condensed Pro Forma
Statements of Operations

(a)	In connection with the Worldpages acquisition, the Company has terminated Worldpages activity related to its sales of internet web advertising. The pro forma adjustments reflects the elimination of the historical internet operations as follows: (in thousands)

	Year Ended	Six Months Ended
	December, 31, 2000	June 30, 2001

Revenues	$(2,487)	$(2,364)

Cost of Revenues	341	231

Sales and Marketing	5,877	2,269

General and Administrative	6,902	5,165

Other income (expense), net	114	(2)

(b)	The pro forma adjustments to General and Administrative Expenses also consist of the following: (in thousands)

	Year ended	Six Months Ended
	December 31, 2000	June 30, 2001

Employee salaries and facility rent (i)	$2,846	$1,423

Worldpages public company expenses (ii)	582	284

Total Pro Forma adjustments to General and Administrative	$3,428	$1,707

(i)	In connection with the acquisition of Worldpages the Company approved a plan to restructure the operations of Worldpages. Pursuant to EITF 95-3, Recognition of Liabilities in Connection with a Business Combination the Company accrued costs associated with employee terminations and facility closures upon the consummation of the transaction. The pro forma adjustments reflect the cost savings associated with the reduced headcount and leased facilities.

(ii)	Reflects costs savings associated with investor relations, equity listing expenses and director fees of Worldpages as part of being a publicly listed company on the NASDAQ exchange.

TransWestern Holdings L.P.
Notes and Data to Unaudited Condensed Pro Forma
Statements of Operations

(c)	To reflect the amortization expense of the acquired intangibles related to the purchase of Worldpages which consist of the following. (in thousands)

	Fair Value	Useful Life

Customer list	$36,800	42 months
Goodwill	158,088	60 months
Non-compete	700	36 months
Assembled workforce	1,600	12 months

	$197,188

(d)	In connection with a recapitalization of TransWestern Holdings L.P. in June 2001, the Company entered into a new $300.0 million credit facility and drew $35.0 million under a Term A Loan and $200.0 million under a Term B Loan. In addition, in May 2001, the Company issued $75.0 million of Series E 9 5/8% Senior Subordinated Notes due 2007, (excluding unamortized discount of $0.4 million). Also in connection with the Recapitalization and acquisition of WorldPages.com Inc., the Company re-paid $137.5 million outstanding under its prior credit facility and $74.2 million of debt it assumed as part of the Worldpages acquisition. (in thousands)

			Year Ended	Six Months
		Amount	December 31,	Ended
Interest Expense:	Rate	Borrowed	2000	June 30, 2001

Senior Credit Facility Term A Loan	8.5%	$35,000	$2,975	$1,488

Senior Credit Facility Term B Loan	8.5%	200,000	17,000	8,500

Series D&E senior subordinated notes	9.625%	215,000	20,694	10,347

Series B senior discount notes	11.875%	$57,000	6,769	3,385

Commitment fee on unused revolving credit facility (1)			325	163

Pro forma cash interest expense			47,763	23,883

Amortization of debt issuance costs			2,458	1,180

Amortization of discount/premium, net			(1,813)	(691)

Total pro forma interest expense			48,408	24,372

Less: historical interest expense			(36,452)	(18,896)

Total pro forma adjustment to interest expense			$11,956	$5,476

(1)	Assumes 0.5% commitment fee and $65.0 million of undrawn amounts under the revolving credit facility.

A 0.125% increase or decrease in the assumed interest rate on our senior credit facility would change the pro forma interest expense by approximately $294,000 and $147,000 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

TransWestern Holdings L.P.
Notes and Data to Unaudited Condensed Pro Forma
Statements of Operations

EBITDA Data

In addition to the pro forma condensed financial statements shown above, the Company has provided EBITDA data. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States (GAAP), or as a measure of profitability or liquidity. However, the Company has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company’s ability to service debt. The Company’s definition of EBITDA may not be comparable to that of other companies. “EBITDA” is defined as Income (loss) from Continuing Operations, before impairment of investments, discretionary contributions to the Company’s Equity Compensation Plan (such contributions represent special distributions to the Company’s Equity Compensation Plan in connection with the recapitalization of TransWestern Holdings L.P. in June 2001), non-recurring management bonuses and fees in connection with the June 2001 recapitalization, plus interest expense, and depreciation and amortization and is consistent with the definition of EBITDA in the indentures relating to the Company’s notes and in the Company’s senior credit facility. EBITDA is not a measure of performance under GAAP. Pro forma EBITDA data for the year ended December 31, 2000 and for the six months ended June 30, 2001 is as follows. (in thousands)

	TransWestern	WorldPages
	Year Ended	Year Ended
	December 31,	December 31,	Pro Forma	Pro Forma
	2000	2000	Adjustments	Combined

Year Ended December 31, 2000

Loss from continuing operations	$(2,455)	$(11,836)	$(26,911)	$(41,202)

Interest expense	31,097	5,355	11,956	48,408

Income tax expense	254	(2,910)	—	(2,656)

Impairment of investment	250	—	—	250

Depreciation and amortization	27,854	15,753	29,130	72,737

Recapitalization transaction costs	—	—	—	—

Contribution to equity compensation plan	—	—	—	—

Non-recurring management recapitalization bonus	—	—	—	—

EBITDA	$57,000	$6,362	$14,175	$77,537

	TransWestern	WorldPages
	Six Months	Period from
	Ended	January 1, 2001	Pro Forma	Pro Forma
	June 30, 2001	to June 28, 2001	Adjustments	Combined

Six-Months Ended June 30, 2001

Net loss	$(30,839)	$(1,923)	$(9,589)	$(42,351)

Interest expense	15,942	2,954	5,476	24,372

Income tax expense	112	1,801	—	1,913

Impairment of investment	250	—	—	250

Depreciation and amortization	15,509	8,778	11,119	35,406

Recapitalization transaction costs	15,371	—	—	15,371

Contribution to equity compensation plan	5,189	—	—	5,189

Non-recurring management recapitalization bonus	1,620	—	—	1,620

EBITDA	$23,154	$11,610	$7,006	$41,770

Other Synergies

In addition to the pro forma adjustments identified above in the condensed pro forma consolidated financial statements of operations, the Company believes it may achieve other synergies as a result of the Worldpages acquisition. Specifically, the Company has identified net savings of $7.5 million and $3.8 million of costs related to salaries and fringe benefits from workforce reductions and integration of employee benefits for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

Had these synergies been realized in the twelve and six month periods December 31, 2000 and June 30, 2001, unaudited pro forma EBITDA would have been $85.0 million and $45.6 million, respectively.